CONFIDENTIAL

Exhibit 99.2

TERAX ENERGY, INC.
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SPECIAL BOARD COMMITTEE REPORT
_________________________

October 31, 2005

TO:	The Board of Directors of Terax Energy, Inc.

FROM:	Phillip A. Wylie, Sole Member of the Special Committee Appointed by the Board of Directors of Terax Energy, Inc.

SUBJECT:	Investigation of Alleged Irregularities Regarding Payments from the
Terax’s Checking Account

Background

     On or about September 22, 2005, Bill Chester, an officer and director of Terax Energy, Inc. (the “Company”), discovered that J. William Rhea, IV, the Chief Executive Officer and a director of the Company, had issued several salary and expense checks to himself under what appeared to be unusual circumstances. Mr. Chester subsequently reported this matter to the Board of Directors. A special telephonic meeting of the Board of Directors was held on September 29, 2005, and at such meeting, this Special Committee was appointed and authorized to investigate this matter and make this report to the Board.

Findings of the Committee

     Mr. Rhea has an Employment Agreement with the Company which provides, in Section 2(b) thereof, that he is to receive an annual salary which is to “ . . . be paid in equal installments in accordance with the Company’s standard policy regarding payment of compensation to executives, but no less frequently than monthly.” The amount of Mr. Rhea’s contractual salary is $275, 000.00 (approximately $22, 916.67 monthly).

     On June 1, 20005, which was on or about date of the commencement of Mr. Rhea’s employment with the Company, Mr. Rhea and the Company agreed to amend his employment contract to provide that “With respect to Section 2(b) of the Agreement, in regard to payment of your base salary in the first year of the Agreement, the Agreement is hereby amended to provide that the Company shall pay you Sixty-eight Thousand Seven Hundred Fifty and No/100 Dollars ($68,750.00) on or about June 1, 2005, which is the first three months of your salary, as in effect a sign-on bonus, and your salary for the remainder of the Employment Period shall be paid in equal installments in accordance with the Company’s standard policy regarding payment of compensation to executives, but no less frequently than monthly, commencing with a payment on or about September 30, 2005.” The net amount received by Mr. Rhea was $50,000.00.

     As part of my investigation, I requested a copy of the Company’s check register. That document reflected that Mr. Rhea issued checks to himself on September 1, 2005 (Check No.

1031) and September 13, 2005 (Check No. 1034), both of which were in the amount of $9,000.00 and the register reflected that each of these checks was issued for “1/2 month pay (after-tax).” These check were clearly issued in express violation of Mr. Rhea’s employment agreement with the Company and thus they were, at best, unauthorized loans in express violation of Section 402 of the Sarbanes-Oxley Act of 2002, and possibly worse.

     Mr. Chester had also discovered on September 22, and I confirmed in my review of the check register, that Mr. Rhea issued checks to himself for what was he referenced as “expense advance” of $3,000.00 on August 9, 2005 (Check No. 1014), $3,000.00 on August 16, 2005 (Check No. 1018) and $2,000.00 on August 30, 2005 (Check No. 1023). I have asked the Company for copies of the expense reports covering these expenses that were paid with these expense advances, and these reports, if in fact they even exist, do not seem to be on the Company’s premises. If these payments were not for legitimate expenses that were expected to be incurred promptly after the advances, then they too were, at best, unauthorized loans in express violation of Section 402 of the Sarbanes-Oxley Act of 2002, and possibly worse.

     I spoke with Mr. Rhea about the salary advances and he acknowledged to me that he knew that he was taking money in advance of when it was due and that he did so intentionally. His excuse was that he needed the money for personal expenses. He stated that he was short of cash because an invoice for work he had performed as a consultant for Century Capital Management Ltd., an entity that is not affiliated with the Company, had not been paid in a timely manner. As justification for his actions, he stated that some of the work that he had performed for Century Capital Management had related to the Company’s assets. It is my understanding that Mr. Rhea has also made these statements to others.

     With respect to the “expense advances,” he stated that he did not have the resources to front these expenses so he had made advances to himself to cover the anticipated expenses. This excuse seemed strange since Mr. Rhea possessed a company credit card and a company debit card at the time these checks were issued. He stated that he would be submitting expense reports with the appropriate receipts attached to cover these expenses. As I indicated earlier, these expense reports, if they exist, are not on the Company’s premises.

     It should be noted that Century Capital Management paid the outstanding invoice to Mr. Rhea in mid-September, but there is no evidence that Mr. Rhea even offered to reimburse the Company for any part of the advances, much less actually make such a reimbursement.

     When I was discussing the foregoing with Mr. Rhea, he brought to my attention that the Company had been paying Mr. Chester his salary on the first day of each month in lump sum (without any withholding, etc.). Mr. Chester had been an outside consultant to the Company prior to accepting a position as an employee of the Company, and his outside consulting arrangement provided for payment in advance. This “payment in advance” structure, as I discovered, had been continued when he joined the Company. When Mr. Chester joined the Company, he should have been required to wait a full month for his first salary payment (i.e., 60 days between his last payment as a consultant and his first payment as a salaried employee), but through error this did not occur. Mr. Rhea signed the August 1 and September 1, 2005, payroll checks that were issued to Mr. Chester and he should have caught the error. I believe, however, that this error was simply one of unintentional oversight on the part of both Mr. Rhea and Mr. Chester.

     During the course of my investigation, Mr. Rhea also brought to my attention that Mr. Chester had used a debit card issued on the Company’s bank account to pay almost $16,000.00 of entertainment expenses to an establishment in Dallas, Texas, known as “The Lodge.” Upon further investigation, Mr. Chester was advised that these expenses were not appropriate expenses for the Company to incur and that restitution would have to be made for these expenses.

Actions Taken To Date

     The Board at its telephonic meeting on September 29, 2005, implemented a policy to make all salary payments to employees on the 15th and last day of each month (unless such date is on a Saturday, Sunday or holiday, in which case the payment will made on the immediately preceding business day), and on the last day of September, 2005, neither Mr. Rhea nor Mr. Chester received a salary payment from the Company. The Board also implemented a policy at that meeting to the effect that all checks issued on the Company’s bank accounts in excess of $5,000.00 would require the signature of two officers, and the Company’s accounts at Bank of America have been changed to reflect this policy.

     Mr. Chester reimbursed the Company for the inappropriate expense charges.

     The debit cards issued by Bank of America on the Company’s operating account were destroyed.